UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
 the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 17, 2017

Xplore Technologies Corp.
 (Exact name of registrant as specified in its charter)

Delaware	000-52697	26-0563295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8601 RR 2222, Building II
Austin, Texas  78730
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(512) 336-7797

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 17, 2017, Xplore Technologies Corp. (the “Company”) and its wholly-owned subsidiary, Xplore Technologies Corporation of America (“XTCA”), entered into a Loan and Security Agreement (the “Loan Agreement”) with Bank of America, N.A. (“Bank of America”), pursuant to which Bank of America agreed to provide revolving loans of up to an aggregate principal amount of $15 million.  The Loan Agreement has a three year term.  Payment and performance under the Loan Agreement is secured by a first priority security interest in and to substantially all of the assets of the Company and XTCA, and the guarantee of the Company’s wholly-owned subsidiary Xplore Technologies International Corp. (“XTIC”), and a first priority security interest in and to substantially all of the assets of XTIC.  Pursuant to the Loan Agreement, the loans will consist of formula revolver loans and a letter of credit facility of up to $1 million.  The maximum amount of formula revolving loans outstanding at any one time cannot exceed the lesser of $15 million or 85% of eligible accounts (including up to 25% of international accounts), plus the lesser of 65% of the carried value of eligible inventory or 85% of liquidation value of eligible inventory, minus certain reserves.

The interest rate on the loans under the Loan Agreement are variable, and will be equal to LIBOR in effect from time to time, plus between 2.25% and 2.75% per annum, based upon the Company’s fixed charge coverage ratio.  As of April 17, 2017, the Company had not drawn on the loan facility under the Loan Agreement.

The Loan Agreement contains a financial covenant regarding liquidity, which is tested quarterly.  Failure to meet such covenant or the triggering of other events of default could result in acceleration of all payment obligations and the termination of obligations of Bank of America to make loans and extend credit under the Loan Agreement.  The Loan Agreement contains certain representations and warranties that must be made and certain other conditions that must be met for the Company and XTCA to cause Bank of America to make loans.  The Loan Agreement also contains customary affirmative and negative covenants, events of default and remedies upon default, including acceleration.

On April 17, 2017, the Loan and Security Agreement between the Company and XTCA and Pacific Western Bank (formerly Square 1 Bank), dated April 17, 2015 (the “Prior Agreement”), terminated pursuant to its terms.  There were no borrowings under the facility with Pacific Western Bank immediately prior to the termination of the Prior Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to, and incorporates herein by reference, the full text of the Loan Agreement, which is attached hereto as Exhibit 10.1.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the termination of the Prior Agreement in hereby incorporated by reference.

Section 2 — Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the entry into the Loan Agreement in hereby incorporated by reference.

Section 7— Regulation FD

Item 7.01 Regulation FD Disclosure

On April 19, 2017, the Company issued a press release announcing its entry into the Loan Agreement.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.  In accordance with General Instruction B.2 of Form 8-K, Exhibit 99.1 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement, dated April 17, 2017, between Xplore Technologies Corp., Xplore Technologies Corporation of America and Bank of America, N.A.
99.1	Press Release dated April 19, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xplore Technologies Corp.

By:           /s/Tom Wilkinson
Name:  Tom Wilkinson
Title:    Chief Financial Officer

Dated: April 19, 2017